UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 22, 2009

Home Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Louisiana	1-34190	71-1051785
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

503 Kaliste Saloom Road, Lafayette, Louisiana	70508
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (337) 237-1960

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) – (d) Not applicable.

(e) On June 22, 2009, Home Bancorp, Inc. (the “Company”), the holding company for Home Bank, Lafayette, Louisiana (the “Bank”), entered into an employment agreement with John W. Bordelon, the Company’s President and Chief Executive Officer, and the Bank entered into employment agreements with Mr. Bordelon, Darren E. Guidry, Executive Vice President and Chief Lending Officer, Scott T. Sutton, Executive Vice President and Chief Operations Officer, and Joseph B. Zanco, Executive Vice President and Chief Financial Officer. The employment agreements with Mr. Bordelon have a term of three years commencing on the date of execution. The employment agreements with the other officers have a term of two years. On each annual anniversary of the date of execution of the agreements, the term will be extended for an additional year unless either party has given notice of its determination not to extend the term. At least annually, the Board of Directors of Home Bank will consider whether to renew and extend the term of the agreements. The employment agreements provide current base salaries of $215,000, $138,000, $140,000 and $146,000 for Messrs. Bordelon, Guidry, Sutton and Zanco, respectively. Such salaries may be increased at the discretion of the Board of Directors of the Bank but may not be decreased without the prior written consent of the officer.

The employment agreements are terminable with or without cause by the Bank. The employment agreements provide that in the event of a termination of employment by the Bank other than due to cause, disability, death, retirement or in connection with a change in control of the Company or the Bank or in the event of a voluntary termination by the officer for “good reason” (which includes a change in the officer’s position, salary or duties without his consent), each officer would be entitled to (1) an amount of cash severance which is equal to one times (three times in the case of Mr. Bordelon) the amount of his base salary as of the date of termination and (2) continued participation in certain employee benefit plans of Bank, including medical and dental plans, until the earlier of 12 months (36 months in the case of Mr. Bordelon) or the date the executive receives substantially similar benefits from full-time employment with another employer. In the event of termination of employment concurrently with or following a change in control of the Company or the Bank, including a voluntary termination by the officer for good reason, as defined, each officer would be entitled to (1) an amount of cash severance which is equal to two times (three times in the case of Mr. Bordelon) the sum of his base salary as of the date of termination plus his prior year’s bonus and (2) continued participation in certain employee benefit plans, including medical and dental plans, until the earlier of 24 months (36 months in the case of Mr. Bordelon) or the date the officer receives substantially similar benefits from another employer upon his full-time employment. In the event an officer’s employment is terminated due to cause, death, disability or retirement, he will have no rights under the employment agreements to any compensation or benefits following the date of termination. The employment agreements with the Bank provide that in the event any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (the “Code”), payments and benefits received thereunder shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits being non-deductible by the Bank for federal income tax purposes.

The Company has also entered into an employment agreement with Mr. Bordelon which is on terms substantially similar to his agreement with the Bank, except as provided below. The agreement between the Company and Mr. Bordelon provides that severance payments payable to Mr. Bordelon by the Company shall include the amount by which the severance benefits payable by the Bank are reduced as a result of Section 280G of the Code, if the parachute payments exceed 105% of three times the executive’s “base amount” as defined in Section 280G of the Code. If the parachute payments are not more than 105% of the amount equal to three times the executive’s base amount, the severance benefits payable by the Company will be reduced so they do not constitute “parachute payments” under Section 280G of the Code. In addition, the agreement between Mr. Bordelon and the Company provides that the Company shall reimburse Mr. Bordelon for any resulting excise taxes payable by him, plus such additional amount as may be necessary to compensate him for the payment of state and federal income, excise and other employment-related taxes on the additional payments. Under the employment agreements, Mr. Bordelon’s compensation, benefits and expenses will be paid by the Company and the Bank in the same proportion as the time and services actually expended by Mr. Bordelon on behalf of each company.

For additional information, reference is made to the employment agreements, which are included as Exhibits 10.1 through 10.5, and are incorporated herein by reference.

(f) Not applicable.

Item 9.01	Financial Statements and Exhibits

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits

The following exhibits are included herewith.

Number	Description
10.1	Employment Agreement between Home Bancorp, Inc. and John W. Bordelon

10.2	Employment Agreement between Home Bank and John W. Bordelon

10.3	Employment Agreement between Home Bank and Darren E. Guidry

10.4	Employment Agreement between Home Bank and Scott T. Sutton

10.5	Employment Agreement between Home Bank and Joseph B. Zanco

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HOME BANCORP, INC.

Date: June 23, 2009	By:	/s/ Joseph B. Zanco
Joseph B. Zanco
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Number	Description
10.1	Employment Agreement between Home Bancorp, Inc. and John W. Bordelon

10.2	Employment Agreement between Home Bank and John W. Bordelon

10.3	Employment Agreement between Home Bank and Darren E. Guidry

10.4	Employment Agreement between Home Bank and Scott T. Sutton

10.5	Employment Agreement between Home Bank and Joseph B. Zanco